Suja Life Reports Third Quarter 2026 Financial Results
Net sales increased 3.3% year-over-year to $76.4 million

Updates fiscal year 2026 outlook

OCEANSIDE, CA, November 10, 2026 – Suja Life, Inc. (NASDAQ: SUJA) (“Suja Life,” “Suja” or the “Company”), a leading better-for-you beverage company and maker of Suja Organic, Vive Organic, and Slice Soda, today announced financial results for the third quarter ended September 28, 2026.

“We continued to gain share of natural healthy beverage in the third quarter while most of the category’s largest players lost share,” said Maria Stipp, Chief Executive Officer. “Even with continued pressure in grocery, we’re winning where shoppers are going, our newer lines are leading the way, and we expect adjusted EBITDA to grow roughly 70% this year, with margin expanding to nearly 20%, while investing deliberately behind our brands. With only about 11% of U.S. households buying our brands today, we see significant room to grow over the long term.”

Third Quarter 2026 Highlights Compared to Prior Year Period

•Net sales increased 3.3% to $76.4 million compared to $74.0 million

•Gross profit margin of 43.9% compared to 46.3%

•Net loss improved 43% to $8.3 million, compared to $14.6 million, with net loss margin of (10.9)% compared to (19.8)%

•Adjusted EBITDA increased $9.6 million to $10.5 million, with Adjusted EBITDA margin of 13.8% compared to 1.3%

Adjusted EBITDA is a non-GAAP financial measure. See definition and reconciliation of Adjusted EBITDA to net loss under “Non-GAAP Financial Measures.”

Stipp continued, “Owning our production gives us more control over our costs and supply, which helps us navigate inflationary pressures such as fuel, packaging and other inputs. We’re concentrating our investment on the brands, channels and programs with the potential of delivering the clearest returns, and we believe this positions Suja for more consistent, profitable growth over time.”

Third Quarter 2026 Results

Net sales increased 3.3% to $76.4 million, compared to $74.0 million in the prior year period. The increase in net sales was driven primarily by volume gains across key products and new distribution, partially offset by higher trade investment in response to increased competitive promotional activity. Net sales also benefited from the timing of approximately $2.0 million of shipments that had been expected in the fourth quarter.

–Suja Core net sales increased 3.0% to $74.8 million, compared to $72.6 million in the prior year period, driven by growth in cold-pressed juice, led by Refreshers, and continued growth in wellness shot multipacks, partially offset by softer single-serve shots and higher trade investment. Segment net sales include intersegment sales eliminated in consolidation.
–Emerging Brands net sales increased 3.0% to $2.7 million, as new distribution built more slowly than expected amid slower growth in the better-for-you soda category.

Gross profit decreased 2.2% to $33.5 million, or 43.9% of net sales, compared to $34.3 million, or 46.3% of net sales, in the prior year period. The decline in gross margin was primarily driven by higher promotional investment in a more competitive environment, unfavorable fixed-cost absorption from lower production volumes, and higher inbound freight and packaging costs.

Selling, general and administrative expenses were $36.5 million, or 47.8% of net sales, compared to $41.4 million or 56.0% of net sales, in the prior year period. The 820 basis points of leverage was primarily driven by lapping one-time launch investment in Emerging Brands in the prior year period, partially offset by higher transportation costs and the costs of operating as a public company.

Net loss was $8.3 million, or (10.9)% of net sales, compared to a net loss of $14.6 million, or (19.8)% of net sales, in the prior year period. Net loss included $6.7 million of one-time items, including a loss on debt extinguishment of $1.8 million and restructuring costs of $1.5 million.

Adjusted EBITDA increased $9.6 million to $10.5 million, or 13.8% of net sales, compared to $1.0 million, or 1.3% of net sales, in the prior year period.

Balance Sheet
As of September 28, 2026, the Company had cash of $15.5 million and total debt of $163.0 million, compared to cash of $31.0 million and total debt of $303.9 million as of December 29, 2025, prior to the completion of the IPO.

Debt Refinancing
On August 20, 2026, the Company entered into an Amended and Restated Credit Agreement under which the applicable interest rate is the Term SOFR Rate plus 1.75%, 2.00%, or 2.25% per annum based on the Company’s consolidated net leverage ratio. The refinancing did not add debt and delivers a notable reduction in the Company’s borrowing spread, lowering its cost of capital.

Fiscal Year 2026 Outlook

The Company is updating its outlook for the full fiscal year 2026 ending December 28, 2026, primarily reflecting current macroeconomic conditions and continued softness in the grocery channel.

The Company now expects:

•Net sales of $351.0 million to $354.0 million, reflecting growth of 7.5% to 8.4% compared to $326.6 million in fiscal 2025, which implies fourth-quarter net sales of $83.7 million to $86.7 million, and

•Adjusted EBITDA of $68.0 million to $70.0 million, reflecting growth of 67.9% to 72.8% compared to $40.5 million in fiscal 2025, which implies fourth-quarter Adjusted EBITDA of $17.8 million to $19.8 million.

The Company continues to expect a base tax rate of 26.1% and interest expense of approximately $18.0 million for the fiscal year ending December 28, 2026, consistent with the expectation provided in connection with the Company’s August 2026 refinancing.

See “Non-GAAP Financial Measures” below for an explanation of Adjusted EBITDA. The Company is unable to provide a reconciliation for forward-looking outlook of Adjusted EBITDA to net loss, the most closely comparable GAAP measure without unreasonable effort, because certain material reconciling items cannot be estimated due to factors outside of the Company's control and could have a material impact on the reported results.

Outlook is based on information available as of today, November 10, 2026, and may be impacted by factors outside the Company’s control. See “Forward-Looking Statements.”

Conference Call and Webcast Details
The Company will host a conference call and webcast at 4:30 p.m. Eastern Time today to discuss these results.

The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://ir.sujalife.com/. Those interested in participating in the live call can register here to receive dial-in details and a unique pin. An archived replay of the webcast will be available shortly after the live event has concluded.

About Suja Life
At Suja Life, we’re changing what beverages bring to the table. We make organic, cold-pressed juices, wellness shots, and better-for-you sodas that deliver real functional benefits, exceptional taste, and high-quality ingredients, because we believe beverages should be as delicious as they are good for you. Our three brands – Suja Organic, Vive Organic, and Slice Soda – reach consumers through thousands of retail doors nationally. We operate a vertically integrated high-pressure processing and cold-pressed beverage facility, processing approximately 1 million pounds of organic produce each week and moving from farm to bottle in as few as eight days. With category-leading brands, a dedication to operational excellence, and a proven innovation engine, Suja Life is positioned at the front of the growing natural healthy beverage space.

Investor and Press Contact:
Michael Mougias
Investors@Sujalife.com
Press@Sujalife.com

Non-GAAP Financial Measures
We use certain non-GAAP key performance indicators to evaluate our business operations, including EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin. The non-GAAP financial measures presented in this press release and related conference call are supplemental measures of our performance that we believe help investors understand our financial condition and operating results and assess our future prospects. We believe that these non-GAAP financial measures provide investors with greater transparency to the information used by management for its operational decision-making. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance. Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business. The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures are described further below.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define EBITDA as net income (loss) as adjusted to exclude tax expense, net interest expense, and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to exclude stock-based compensation expense, IPO-related costs and adjustments, sponsor fees which will not recur subsequent to the IPO, and other non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are important metrics for management and investors in evaluating our operating results, as they exclude the impact of items that we do not consider reflective of our core business operations. These measures also facilitate consistent comparison of our operating performance over time and relative to our peers.

The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the three and nine months ended September 28, 2026 and September 29, 2025:

	Three Months Ended		Nine Months Ended
($ in thousands)	September 28, 2026	September 29, 2025	September 28, 2026	September 29, 2025
EBITDA and Adjusted EBITDA:
Net loss	(8,305)	(14,628)	(28,369)	(21,078)
Provision for income taxes	84	8	677	1,036
Interest expense	3,255	7,569	16,151	22,506
Depreciation and amortization	7,071	7,144	21,810	20,983
EBITDA	2,105	93	10,269	23,447
Stock-based compensation	1,725	140	2,980	367
Non-recurring costs (1)	2,172	404	3,020	895
Sponsor costs (2)	—	355	2,055	1,098
Transaction costs (3)	—	—	25,077	—
Loss on debt extinguishment	1,826	—	4,099	—
Loss on remeasurement of TRA	270	—	270	—
Regulatory write-off (4)	965	—	965	—
Restructuring costs (5)	1,481	—	1,481	—
Adjusted EBITDA	10,545	992	50,216	25,807
Net loss margin	(10.9)%	(19.8)%	(10.6)%	(8.9)%
Adjusted EBITDA margin	13.8%	1.3%	18.8%	10.9%
EBITDA margin	2.8%	0.1%	3.8%	9.9%

(1) Non-Recurring Costs - for the three and nine months ended September 28, 2026, costs consists of (i) legal costs related to loan modification, (ii) public company technical step-up consulting costs and advisory costs related to public company strategy evaluation, (iii) consulting fees related to one-time system improvements, (iv) inventory write-offs related to discontinuation and exit from a line of business, (v) strategic talent recruiting costs, and (vi) one-time transition costs incurred to transition to a new storage facility. For the three and nine months ended September 29, 2025, costs consists of consulting fees related to one-time system improvements, transaction bonuses, and other one-time transition costs. These items are non-recurring in nature and do not reflect the Company’s ongoing operating performance.
(2) Sponsor Costs - Includes fees paid in cash to the Company’s sponsor which do not recur subsequent to the IPO.
(3) Transaction Costs - Consists of costs directly attributable to the IPO, including IPO-related professional fees and expenses, equity-based compensation costs incurred as a result of the acceleration and modification of equity awards in connection with the IPO, one-time IPO-related transaction bonuses, and investor relations and travel expenses. These items are non-recurring in nature and do not reflect the Company’s ongoing operating performance.
(4) Regulatory write-off - Consists of write-off of product inventory and related settlement amounts in connection with legal settlements of certain product labeling claims arising after updated FDA labeling regulations. These items are non-recurring in nature and do not reflect the Company’s ongoing operating performance.

(5) Restructuring costs - Consists of severance costs related to the reorganization of the Company’s commercial operations in connection with the Company’s operations as a public company. The restructuring activities were completed during the three months ended September 28, 2026, and no additional costs are expected to be incurred.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release and related conference call are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements we make relating to expected consumer spending, macro-economic and competitive and promotional pressures, including in the grocery channel, velocity rates, market share, household penetration and our long-term growth opportunity, marketing, distribution and other investments and initiatives and their expected benefits, our ability to manage inflationary pressures, including fuel, packaging, freight, transportation and other input costs, the timing of customer shipments, growth rates and future financial results and outlook, estimated costs, expenditures, cash flows, our plans and objectives for future operations, growth or initiatives, strategies or the expected outcome or impact of pending or threatened litigation are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including: an overall decline in the health of the economy and other factors impacting consumer spending; a reduction in demand for and sales of our cold-pressed juices, wellness shots and functional sodas or a decrease in consumer demand for such products generally; strong competition in the food and beverage retail industry; reduced traffic in the grocery channel and shifts in consumer purchasing across retail channels; the success of our marketing strategies and channels at maintaining consumer awareness of our brands, building brand loyalty and generating interest in our products from existing and new consumers; a reduction or limited availability of organic fruits, vegetables and other raw materials and ingredients for our juice products, or an increase in the price of such materials and ingredients; real or perceived quality or food safety issues with our products, which may diminish our brands and reputation; our indebtedness, including our ability to comply with the covenants in our credit agreement, and changes in interest rates; our reliance on distributor and retail customers for a significant portion of our sales, and our ability to maintain or further develop our sales channels; our reliance on our local and regional farming partners and other third-party partners and those third parties’ ability to fulfill their obligations; our reliance on our limited suppliers for materials used to package our products, the costs of which have in the past been, and may continue to be, volatile and subject to price increases; inflationary pressures, including increases in fuel, packaging, freight, transportation and other input costs; failure by our transportation providers to deliver our products on time, or at all, and problems with our logistics network and arrangements; our ability to manage our future growth effectively; our ability to successfully forecast and manage our inventory at appropriate levels for our demand; the seasonal nature of our business, which may cause our quarterly results to fluctuate and may not be indicative of full-year performance; any damage or disruption at our production facilities in Oceanside, California, where our products are primarily manufactured; our ability to quickly respond to new trends by introducing new products or successfully improving existing products; our ability to develop and maintain our brands and company image; our success with making acquisitions and integrating newly acquired products or businesses; increased costs of operating as a public company; and the other factors set forth in our filings with the U.S. Securities and Exchange Commission (the “SEC”).

We derive many of our forward-looking statements from our operating budgets and forecasts, which are based on many detailed assumptions. Important factors that could cause actual results to differ materially from our expectations, or cautionary statements, are disclosed under the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections in our final prospectus filed with the SEC under Rule 424(b) on May 8, 2026 in connection with our IPO. All written and oral forward-looking statements attributable to us, or people acting on our behalf, are expressly qualified in their entirety by these cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this press release and related conference call in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this press release and related conference call are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

***

References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Suja is not responsible for the content of third-party websites.

SUJA LIFE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except unit and share data)

	September 28, 2026	December 29, 2025
Assets
Current Assets
Cash	$15,503	$31,015
Restricted cash	1,010	1,010
Trade receivables, net	15,279	14,081
Inventories	21,618	22,412
Prepaid expenses and other current assets	3,116	2,636
Total current assets	56,526	71,154
Property and equipment, net	58,999	45,671
Operating lease right-of-use assets, net	24,644	23,387
Trade name and other intangible assets, net	163,105	178,463
Goodwill	106,201	106,201
Other assets	1,416	701
Deferred transaction costs	—	2,536
Total assets	$410,891	$428,113
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$14,976	$19,408
Accrued expenses	12,434	19,563
Accrued compensation	9,965	14,596
Current portion of operating lease obligations	2,890	2,450
Current portion of finance lease obligations	37	110
Short-term debt	4,125	2,740
Total current liabilities	44,427	58,867
Long-term operating lease obligations	24,936	24,051
Long-term finance lease obligations	70	98
Long-term debt, net	158,846	301,157
Deferred tax liabilities, net	—	11,370
Tax receivable agreement liability	270	—
Total liabilities	228,549	395,543
Equity
Unlimited Class A Units authorized, no par value, zero and 222,881 units issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Unlimited Class B Units authorized, no par value, zero and 18,680 units issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Unlimited Class C Units, no par value, zero and 200 units issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Zero and 4,840 Class D Units, no par value, issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Unlimited Class E Units authorized, no par value, zero and 1,434 units issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Unlimited Class F Units, no par value, zero and 1,000 units issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	—	—
Preferred stock, $0.0001 par value per share - 50,000,000 shares authorized; zero shares issued and outstanding as of September 28, 2026 and December 29, 2025	—	—
Class A common stock, $0.0001 par value per share - 500,000,000 shares authorized; 23,788,700 and zero shares issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	2	—
Class V common stock, $0.0001 par value per share - 100,000,000 shares authorized; 14,836,312 and zero shares issued and outstanding as of September 28, 2026 and December 29, 2025, respectively	1	—
Additional paid-in capital	200,969	144,712
Noncontrolling interest	68,226	—
Accumulated deficit	(86,856)	(112,142)
Total partners'/stockholders’ equity	182,342	32,570
Total liabilities and partners'/stockholders’ equity	$410,891	$428,113

SUJA LIFE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2026	September 29, 2025	September 28, 2026	September 29, 2025
Net sales	$76,366	$73,956	$267,279	$236,483
Cost of sales	(42,867)	(39,702)	(140,499)	(124,442)
Gross profit	33,499	34,254	126,780	112,040
Operating expenses	(36,484)	(41,397)	(108,951)	(109,827)
Transaction costs	—	—	(25,077)	—
Income (loss) from operations	(2,985)	(7,143)	(7,248)	2,214
Other income (expense), net	(155)	92	(194)	249
Loss on debt extinguishment	(1,826)	—	(4,099)	—
Interest expense	(3,255)	(7,569)	(16,151)	(22,506)
Loss before taxes	(8,221)	(14,620)	(27,692)	(20,043)
Provision for (benefit from) income taxes	(84)	(8)	(677)	(1,036)
Net loss	$(8,305)	$(14,628)	$(28,369)	$(21,078)
Net loss attributable to Suja Life Holdings, LP and subsidiaries through the IPO organizational transactions	$—	$—	$(15,052)	$—
Net loss attributable to noncontrolling interests	$(3,054)	$—	$(4,798)	$—
Net loss attributable to Suja Life, Inc.	$(5,251)	$—	$(8,519)	$—

	Three Months Ended September 28, 2026		Period from May 8, 2026 to September 28, 2026
Net loss per Class A common stock - basic and diluted	$(0.22)		$(0.36)
Weighted-average Class A common stock outstanding—basic and diluted	23,788,700		23,788,700

SUJA LIFE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
($ in thousands, except unit data)

	Nine Months Ended
	September 28, 2026	September 29, 2025
Operating activities
Net Loss	$(28,369)	$(21,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,809	20,983
Bad debt expense (recovery)	(64)	42
Non-cash operating lease expense	3,458	2,993
Finance lease right-of-use amortization	103	116
Non-cash interest on financing leases	8	19
Amortization of discount on debt	524	745
Provision for excess and obsolete inventory	831	1,902
Stock-based compensation	14,888	367
Loss on debt extinguishment	4,099	—
Loss on remeasurement of tax receivable liability	270	—
Deferred taxes	156	—
Change in operating assets and liabilities
Trade receivables, net	(1,134)	541
Inventories	(37)	(8,866)
Prepaid expenses and other current assets	(480)	(562)
Other assets	(488)	(34)
Accounts payable	(4,626)	7,591
Accrued compensation	(4,631)	(882)
Accrued expenses	(7,129)	(1,375)
Deferred transaction costs	2,536	—
Operating lease obligations	(3,390)	(2,902)
Net cash used in operating activities	(1,666)	(400)
Investing activities
Purchase of intangible assets	(882)	(42)
Purchase of property and equipment	(18,563)	(10,558)
Net cash used in investing activities	(19,445)	(10,600)
Financing activities
Proceeds from revolving loan	—	10,000
Repayments of revolver loan	(40,000)	—
Principal payments on financing lease obligations	(579)	(127)
Repayments of term loan	(267,540)	(1,370)
Proceeds from term loan	165,000	—
Prepayment premium on debt extinguishment	(2,318)	—
Proceeds from the IPO, net underwriting discounts and offering expenses	164,829	—
Payments for settlement of incentive units	(13,102)	—
Financing costs from term loan	(691)	—
Deferred offering costs paid	—	(61)
Distributions	—	(1,810)
Net cash provided by (used in) financing activities	5,599	6,632
Change in cash and restricted cash	(15,512)	(4,368)
Cash and restricted cash at beginning of period	32,025	16,882
Cash and restricted cash at end of period	$16,513	$12,514
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$19,129	$21,825
Cash paid for income taxes	$609	$—
Supplemental Disclosures of Non-Cash Activities
Amounts included in accounts payable for equipment purchased	$585	$763
Operating lease liabilities arising from obtaining operating lease assets	$3,277	$3,428